Exhibit 4.2

NIO Inc.

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share Capital is US$1,000,000 divided into 4,000,000,000 shares comprising of

i) 2,500,000,000 Class A Ordinary Shares of a par value of US$0.00025 each

ii) 132,030,222 Class B Ordinary Shares of a par value of US$0.00025 each

iii) 148,500,000 Class C Ordinary Shares of a par value of US$0.00025 each

iv) 1,219,469,778 Shares of a par value of US$0.00025 each

THIS IS TO CERTIFY THAT

is the registered holder of

Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof .

EXECUTED for and on behalf of the said Company on                                          by:

DIRECTOR